Exhibit 99.2
November 6, 2014

Third Quarter 2014 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s third quarter 2014 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call today, November 6, at 8:30 a.m. ET to discuss third quarter 2014 results, business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 877.359.9508 or internationally 224.357.2393. The passcode is 24597762. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on

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March 17, 2014. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted free cash flow, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
We delivered solid results and a third straight quarter of positive trends. Both revenues and net income were in line with expectations for the third quarter; contracted backlog increased 9% year-over-year; and revenues from other service offerings increased 14% year-over-year.

September was a strong month for signed contracts. Three larger than average projects totaled more than $74 million and included the following:

•	A $42 million comprehensive energy efficiency and renewable energy project for the Federal Bureau of Prisons;

•	A $7 million energy efficiency project for a county in Indiana; and

•
Ameresco was chosen as the sustainability partner for an innovative $25 million project for the Metropolitan Airports Commission (MAC) at the Minneapolis-St. Paul International Airport that includes 3 megawatts (MWs) of building-mounted solar, the replacement of 7,700 light fixtures with energy saving light emitting diode (LED) technology and four electric vehicle charging stations. The structured savings and unique financing of the project may offer lessons for future solar project funding. The project is one of the largest self-funded, building-mounted airport energy generation and demand reduction projects to date.

During the quarter, we also signed contracts of more than $2 million in aggregate for three refrigeration projects with a large food manufacturer. The projects were identified using our xChangePoint® real-time energy analytics software solution.

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Another exciting development in the third quarter was our acquisition of Energyexcel, an independent energy services provider located in Central London. The acquisition expands our capabilities and value-added services for local and multi-national commercial and industrial (C&I) customers while also further enhancing Ameresco’s value proposition. Energyexcel’s efficiency and project management services provide a flexible approach to reducing energy and carbon emissions. We are integrating the Energyexcel business with ESP, one of the UK’s leading providers of innovative energy management solutions that we acquired last year, under the Ameresco brand in the UK. We believe the integration of these complementary businesses will expand the foundation for Ameresco to provide our comprehensive value-added energy efficiency and renewable energy services to customers in the UK.

Third quarter revenues increased 37% year-over-year in our U.S. Federal segment. The improvement is primarily related to a healthier U.S. Federal market and a renewed focus on creating integrated projects that highlight our unique technical capabilities while addressing customer needs. One example is the deep energy retrofit project currently being constructed for the General Services Administration (GSA). The GSA issued the first phase of the National Deep Energy Retrofit challenge in 2012. The first phase included 30 buildings, 10 task orders and seven pre-qualified Energy Services Companies (ESCOs). Ameresco was awarded a $42 million task order for two sites in Maryland. Our project includes significant improvements to the building control and HVAC systems; the installation of more than 11,000 LED lighting fixtures; a network of 2,000 new sensors; building infrastructure improvements; approximately 900 kilowatts in solar for a canopy and a carport in the parking areas; a geothermal well field; a solar thermal heating system; and a water reclamation bio-retention facility. Ameresco’s innovative design integrates the conservation measures in such a way that it is expected to generate 60% in energy savings, which was well above the average of 38% for all projects in phase one of the GSA’s program.

During the second phase of the GSA’s deep energy retrofit challenge, Ameresco was one of only four pre-qualified ESCOs selected to conduct preliminary assessments for seven potential projects. We were selected to develop two projects that will include four buildings in Washington, D.C. and thirteen buildings located in the western United States. We believe that the creativity exhibited in our first project was one of the contributing factors, among others, behind our selections in the second phase.

While we have been encouraged by the gradual improvements experienced so far in 2014, we remain cautiously optimistic about converting awarded projects to signed contracts as weighted average conversion times have not improved.

Based upon year-to-date performance and expectations for the fourth quarter of 2014, Ameresco is narrowing our revenue guidance range and reaffirming our net income guidance range for the fiscal year ending December 31, 2014. We now expect to earn revenues in the range of $570 million to $600 million and continue to expect net income to be in the range of

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$8 million to $14 million in 2014. Our guidance assumptions for the fourth quarter of 2014 are as follows:

•	Project revenues from contracted backlog in the range of $108 million to $123 million

◦
Our prior guidance assumption included $15 million of project revenues related to certain solar assets that were being developed for sale to others, compared to $33 million in project revenues from solar assets developed for others in 2013. During the quarter, we made a strategic decision to retain these assets due to better long-term economics. This reduction in revenue was offset by approximately $8 million in project revenues related to acquisitions in 2014, with the balance coming from other projects.

◦
The range in project revenues from contracted backlog is dependent upon our ability and the ability of our subcontractors and material suppliers to meet the construction schedule for several significant projects;

•	Project revenues from awarded projects and proposals in the range of $5 million to $15 million;

•	The remainder of revenues from all other service offerings;

•	Gross margin in the range of 18-20%;

•	A $2 million increase in our current operating expense quarterly run rate due to acquisitions and acquisition expenses; and

•	An income tax benefit of $3.5 million assuming the mid-point of guidance.

Ameresco’s outlook for both the fourth quarter and full year is positive. However, there are factors that remain beyond our control, such as challenges that may impact project timing or customer decisions to delay signing contracts as planned. Historically, we typically have not observed much material deviation of actual quarterly project revenues from fully contracted backlog compared with the corresponding forecasted quarterly amount; projects that experience a shortfall typically are largely offset by projects that proceed better than expected. However, our current fully contracted backlog includes a high percentage of larger than average projects that are in the early stages of mobilization, a period of greater risk of delay. We are monitoring this situation as we approach the winter months. Our guidance range reflects management’s efforts to mitigate potential risks and uncertainties with projects that are in construction or are expected to go into construction during the fourth quarter.

Third Quarter Financial Performance
Certain prior period results in these prepared remarks have been revised as compared to previously reported results. See the section titled Reclassification of Consolidated Statement of Cash Flows below. In addition, we modified our segment reporting during the fourth quarter of 2013 to be more in line with how we manage our business. Our reportable segments are as follows: U.S. Regions, U.S. Federal, Canada and Small-Scale Infrastructure. Revenues and expenses not allocated to reportable segments are presented as All Other.

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Revenues for the third quarter of 2014 were $168.9 million, compared to $161.6 million in 2013, or an increase of 4.5%. An $18.1 million revenue increase from the U.S. Federal, Canada and Small-Scale Infrastructure segments and All Other was partially offset by a $10.8 million decrease in project revenues from the U.S. Regions segment. The UK acquisition in the third quarter of 2014 contributed $3.3 million in revenue.

Revenues from all other service offerings, which includes Small-Scale Infrastructure, integrated-PV, operations & maintenance (O&M), Enterprise Energy Management (EEM) and consulting services, increased 14% in the third quarter to $53.7 million. We now expect revenues from all other service offerings to increase 8% in 2014 using the mid-point of our guidance assumption for revenues from all other service offerings. Please see additional details about each offering below.

Small-Scale Infrastructure includes small-scale renewable energy plants that we have designed and developed for our own portfolio, which consists of LFG, wastewater to energy and solar facilities.

Third quarter revenue from Small-Scale Infrastructure increased by 43% year-over-year. The revenue increase was related to the new renewable energy plants placed into operation during the first half of 2014 and the sale of Renewable Energy Certificates (RECs) from assets that we own during the third quarter. We now expect Small-Scale Infrastructure revenue to increase more than 25% in 2014.

Revenue from integrated-PV is included in All Other. Integrated-PV revenue was essentially flat year-over-year in the third quarter. We continue to expect integrated-PV revenues to be flat to slightly up in 2014.

Revenue from O&M includes operations and maintenance activities from the following segments: U.S. Regions, U.S. Federal, and Canada. Third quarter O&M revenue increased 3% year-over-year due to new O&M contracts for U.S. Federal customers. We continue to expect 2014 O&M revenue to be consistent with 2013.

Year-to-date revenues were $412.2 million, compared to $398.0 million in 2013, or an increase of 3.6%. A $44.0 million revenue increase from the U.S. Federal, Canada and Small-Scale Infrastructure segments and All Other was partially offset by a $29.8 million decrease in project revenues from the U.S. Regions segment. As stated previously, the UK acquisition in the third quarter of 2014 contributed $3.3 million in revenue.

Gross margin for the third quarter was 20.7%, compared to 18.6% a year ago. Gross margin benefited from a favorable mix of higher margin projects and service offerings.

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Operating expenses for the third quarter increased to $25.8 million from $22.5 million a year ago. Operating expenses increased primarily due to the addition of a new location and the acquisition of an independent energy services provider in the UK. We now expect our quarterly operating expense run rate to increase $2 million due to these investments. We plan to explore opportunities to improve operating efficiencies to offset the recent increases in our fixed cost base resulting from the investments made.

Third quarter 2014 operating income was $9.2 million, compared to $7.6 million in 2013. The improvement in operating income was driven by increases in both revenue and gross margin.

Year-to-date 2014 operating expenses increased to $74.3 million from $71.4 million a year ago. Year-to-date operating expenses increased for the same reasons as the increases described for the third quarter.

Year-to-date 2014 operating income was $6.2 million, compared to $3.6 million in 2013. The year-to-date improvement in operating income was for the same reasons as the increases described for the third quarter.

Third quarter 2014 adjusted EBITDA, a non-GAAP financial measure, was $15.8 million, compared to $13.6 million in 2013. The year-over-year increase in adjusted EBITDA was primarily related to an improvement in operating income. While the UK acquisition was positive from an adjusted EBITDA perspective, it did not have a material effect on adjusted EBITDA in the third quarter.

Year-to-date 2014 adjusted EBITDA was $25.3 million, compared to $21.2 million in 2013. Year-to-date adjusted EBITDA improved for the same reasons as the increases described for the third quarter.

Third quarter 2014 net income was $7.3 million, compared to $4.5 million in 2013. The year-over-year improvement in net income was due to the reasons stated above.

Third quarter 2014 net income per basic and diluted share was $0.16, compared to $0.10 in 2013. The UK acquisition did not have an effect on earnings per share.

Year-to-date 2014 net income was $1.7 million, compared to $0.8 million in 2013. The year-over-year improvement in net income was due to the reasons stated above.

Year-to-date 2014 net income per basic and diluted share was $0.04, compared to $0.02 in 2013. The estimated number of diluted shares outstanding for the full year is approximately 47 million.

We experienced an income tax benefit of $0.5 million for both the third quarter and year-to-date 2014. We expect a full year tax benefit of $4.0 million in 2014 assuming the mid-point of

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our 2014 guidance. The difference between the statutory tax rate and the effective tax rate is related to tax credits.

We used $12.1 million in cash from operating activities year-to-date in 2014. Adjusted free cash flow, a non-GAAP financial measure, was $19.2 million for year-to-date 2014, which reflects $32.9 million in proceeds from Federal Energy Savings Performance Contract (ESPC) projects.

We invested $5.6 million in renewable energy project assets during the third quarter and $16.5 million year-to-date that we plan to own and/or operate. We now expect to invest $20-25 million in new assets in 2014. We have invested $13.9 million in acquisitions year-to-date.

At the end of the third quarter of 2014, we had $20.0 million outstanding on the revolver portion of our senior secured credit facility. This was primarily related to a period of higher construction volume, the UK acquisition and the development of solar assets for our renewable energy portfolio.

We ended the third quarter with a fully-contracted backlog of $400.6 million, which was an increase of 9% year-over-year. During the third quarter, we converted $116.4 million of awards to signed contracts and project revenues from backlog was $115.2 million. The weighted average conversion time of an awarded project to a signed contract for contracts signed in the third quarter was 19 months, compared to 18 months a year ago, due to the Federal Bureau of Prisons project signed in September. We expect the weighted average conversion times to remain in the 12-18 month range. The average project size for projects signed in the third quarter was $4 million, compared to $3 million in the second quarter, which is more in line with our historical average of $5 million.

Closing Remarks
We remain committed to an industry that we believe has great potential. This is the primary reason we have continued to invest in and refine our value proposition, of which several examples from the third quarter have already been provided. We are in the process of constructing a project that integrates both energy efficiency and renewable energy conservation measures in such an innovative way that it is expected to generate 60% in energy savings for the customer. We also signed a contract for a project that uses structured savings and unique financing that could offer lessons for future solar project funding. Further, we demonstrated that our real-time energy analytics software solutions can lead to multiple projects with the same customer. Finally, we are solidifying our value proposition and building synergies in the UK.

In addition, we are exploring opportunities to improve operating efficiencies. We believe that a continued focus on improving overall trends and implementing customer-valued efficient energy solutions while managing fixed costs will create greater shareholder value over time.

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Reclassification of Consolidated Statement of Cash Flows
Certain prior period cash flow information included in the accompanying tables has been revised from amounts previously reported to reflect a change in the manner that we present the amounts to be paid by various U.S. Federal Government agencies for work performed and earned by us under specific energy savings performance contracts on the consolidated statements of cash flows.  We previously classified the advances from the investors in these projects as operating cash flows; however, we concluded during the fourth quarter of 2013 that these advances would be better classified as financing cash flows. The use of the cash received under these arrangements to pay project costs continues to be classified as operating cash flows.

The following is a summary of the impact of the change on the previously reported amounts in our consolidated statements of cash flows:

Reclassification of Consolidated Statement of Cash Flows
(in thousands)
Nine Months Ended September 30, 2013
	As Reported	Adjustment	Revised
Cash flows from operating activities	$(15,112)	$(30,201)	$(45,313)
Cash flows from financing activities	13,121	30,201	43,322

Revenues by Product Line

Revenues by Product Line
(in thousands)
Three Months Ended September 30,
	2014	2013
Energy Efficiency	$128,966	$108,872
Renewable Energy	39,925	52,776

Nine Months Ended September 30,
	2014	2013
Energy Efficiency	$297,458	$263,944
Renewable Energy	114,722	134,093

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Revenues by Segment

Revenues by Segment
(in thousands)
Three Months Ended September 30,
	2014	2013
U.S. Regions	$80,503	$91,334
U.S. Federal	26,233	19,118
Canada	21,976	20,060
Small-Scale Infrastructure	13,954	9,750
All Other	26,225	21,386
Total Revenues	$168,891	$161,648

Nine Months Ended September 30,
	2014	2013
U.S. Regions	$184,294	$214,132
U.S. Federal	62,374	44,826
Canada	58,043	49,845
Small-Scale Infrastructure	39,309	30,324
All Other	68,160	58,910
Total Revenues	$412,180	$398,037

GAAP to Non-GAAP Reconciliation

Adjusted EBITDA:
(in thousands)
Three Months Ended September 30,
	2014	2013
Operating income	$9,224	$7,581
Depreciation and amortization of intangible assets	5,938	5,227
Stock-based compensation	683	789
Adjusted EBITDA	$15,845	$13,597
Adjusted EBITDA margin	9.4%	8.4%

Nine Months Ended September 30,
	2014	2013
Operating income	$6,221	$3,590
Depreciation and amortization of intangible assets	16,923	15,505
Stock-based compensation	2,108	2,125
Adjusted EBITDA	$25,252	$21,220
Adjusted EBITDA margin	6.1%	5.3%

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GAAP to Non-GAAP Reconciliation

Adjusted free cash flow:
(in thousands)
Three Months Ended September 30,
	2014	2013
Cash flows from operating activities	$(18,027)	$(6,366)
Less: purchases of property and equipment	(358)	(791)
Plus: proceeds from federal ESPC projects	18,910	8,017
Adjusted free cash flow	$525	$860

Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities	$(12,093)	$(45,313)
Less: purchases of property and equipment	(1,553)	(2,331)
Plus: proceeds from federal ESPC projects	32,886	21,383
Adjusted free cash flow	$19,240	$(26,261)

Explanation of Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the GAAP to non-GAAP Reconciliation in the tables above.

We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and stock-based compensation expense. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting

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methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, impairment of goodwill and stock-based compensation expense.

Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Adjusted Free Cash Flow
We define adjusted free cash flow as cash flows from operating activities, less purchases of property and equipment, plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted free cash flow as a measure of operating performance because it captures all sources of cash associated with our revenue generated by operations.